OLD NATIONAL BANCORP

P.O. Box 718
Evansville, IN 47705
NYSE Symbol: ONB

NEWS RELEASE
November 18, 2008

OLD NATIONAL APPOINTS DEACONESS HEALTH SYSTEM PRESIDENT & CEO LINDA WHITE TO ITS CORPORATE BOARD OF DIRECTORS

For Further Information Contact: Kathy Schoettlin, Old National Bancorp, 812-465-7269

EVANSVILLE, IN - Old National Bancorp has appointed Linda White to its Corporate Board of Directors, effective today. As a corporate board member, White will help define goals and enforce standards while providing oversight for the corporation.

Ms. White, a native of Terre Haute, Ind., is President and CEO of Deaconess Health System, and has served as an administrator at Deaconess since 1985. She is a graduate of the University of Evansville, where she earned a bachelor's degree in Nursing; she also earned a bachelor's in Mathematics from Indiana State University. Ms. White most recently served on the Community Board of Old National Bank's Southern Region, located in Evansville, Ind.

"With her tremendous knowledge and experience as a healthcare administrator and corporate leader, and her unparalleled resume of passionate community involvement, Linda is a tremendous addition to our Corporate Board of Directors," said Chairman of the Board of Old National Bancorp Larry Dunigan. "We are honored that she has accepted, and we believe her presence on our Board strengthens Old National's position as Indiana's bank."

Ms. White's civic and community involvement have touched a long list of local organizations including Leadership Evansville, Junior League, Boys and Girls Club of Evansville, YMCA, IVY Tech, the Metropolitan Evansville Chamber of Commerce and University of Evansville Board.

In addition, she was the recipient of the 2001 Athena Award.

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $7.6 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company's website a www.oldnational.com.

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